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                               LATHAM & WATKINS
                      633 West Fifth Street, Suite 4000
                        Los Angeles, California 90071


                               July 26, 1995



La Quinta Inns, Inc.
112 East Pecan Street
San Antonio, Texas 78299

          Re: La Quinta Inns, Inc.
              Registration Statement on Form S-3
              (File No. 33-60295)
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Ladies/Gentlemen:

     You have requested our opinion concerning certain material federal income tax consequences to non-U.S. shareholders of the ownership and disposition of a share of common stock, par value $0.10 per share, of a La Quinta Inns, Inc. in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on June 16, 1995, as amended by Amendment No. 1 filed with the Commission on July 7, 1995, and as further amended by Amendment No. 2 filed with the Commission on July 26, 1995 (collectively, the "Registration Statement").

     The facts, as we understand them and upon which, with your permission, we rely on in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts it is our opinion that such federal income tax consequences are accurately set forth under the heading "Certain U.S. Tax Consequences to Non-U.S. Shareholders" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

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     This opinion is rendered solely to you for use in connection with the
Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

                                     Very truly yours,


                                     LATHAM & WATKINS